EXHIBIT 4.2



FOURTH AMENDMENT
TO
THE MBNA MASTER CREDIT CARD TRUST II
POOLING AND SERVICING AGREEMENT


		THIS FOURTH AMENDMENT TO THE MBNA MASTER CREDIT CARD TRUST II POOLING AND SERVICING AGREEMENT, dated as of October 2, 2000 (the "Fourth Amendment") is by and between MBNA AMERICA BANK, NATIONAL
ASSOCIATION, as Seller and Servicer, and THE BANK OF NEW YORK, as
Trustee.

		WHEREAS the Seller and Servicer and the Trustee have executed that certain Pooling and Servicing Agreement, dated as of August 4, 1994 (as amended and supplemented through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the "Pooling and Servicing Agreement");

		WHEREAS the Seller and Servicer and the Trustee wish to amend the Pooling and Servicing Agreement as provided herein;

		NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree to amend the provisions of the Pooling and Servicing Agreement as follows:


SECTION 1. Amendment of Section 2.01. Section 2.01 of the Pooling and Servicing Agreement is hereby amended by deleting the fourth paragraph thereof in its entirety and inserted in its place shall be the following:

		The parties hereto intend that each transfer of Receivables and other property pursuant to the Agreement or any Assignment constitute a sale, and not a secured borrowing, for accounting purposes. If, and to the extent that, notwithstanding such intent the transfer pursuant to this Section 2.01 is not deemed to be a sale, the Seller shall be deemed hereunder to have granted and does hereby grant to the Trustee a first priority perfected security interest in all of the Seller's right, title and interest in, to and under the Receivables now existing and hereafter created and arising in connection with the Accounts (other than Receivables in Additional Accounts), all moneys due or to become due with respect to such Receivables, all proceeds of such Receivables and all Insurance Proceeds relating to such Receivables and all proceeds thereof, and this Agreement shall constitute a security agreement under applicable law.


SECTION 2. Amendment of Exhibit B.  Exhibit B of the
Pooling and Servicing Agreement is hereby amended by adding the following subsection 3(d):

(d)	The parties hereto intend that each transfer of
Receivables and other property pursuant to this Assignment constitute a sale, and not a secured borrowing, for accounting purposes. If, and to the extent that, notwithstanding such intent the transfer pursuant to this Assignment is not deemed to be a sale, the Seller shall be deemed hereunder to have granted and does hereby grant to the Trustee a first priority perfected security interest in all of the Seller's right, title and interest in, to and under the Receivables now existing and hereafter created in the Additional Accounts designated hereby, all moneys due or to become due with respect thereto (including all Finance Charge Receivables) and all proceeds of such Receivables, all Insurance Proceeds relating to such Receivables and the proceeds thereof, and this Assignment shall constitute a security agreement under applicable law.

SECTION 3. Effectiveness. The amendments provided for by this Fourth Amendment shall become effective upon receipt by the Trustee of the following:

(a) Notification in writing from each of Moody's and Standard & Poor's to the effect that the terms of this Fourth Amendment will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency.

(b) Confirmation from the Seller and Servicer that it has received a copy of the written notification referred to in subsection 3(a) above and that such written notification is satisfactory to the Seller and Servicer in its sole discretion.

(c) An Opinion of Counsel for the Seller addressed to the Trustee to the effect that the terms of this Fourth Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder.

(d) Counterparts of this Fourth Amendment, duly executed by the parties hereto.


SECTION 4. Pooling and Servicing Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Pooling and Servicing Agreement shall remain in full force and effect. All references to the Pooling and Servicing Agreement in any other document or instrument shall be deemed to mean such Pooling and Servicing Agreement as amended by this Fourth Amendment. This Fourth Amendment shall not constitute a novation of the Pooling and Servicing Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Pooling and Servicing Agreement, as amended by this Fourth Amendment, as though the terms and obligations of the Pooling and Servicing Agreement were set forth herein.


SECTION 5. Counterparts. This Fourth Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.


SECTION 6. Governing Law.  THIS FOURTH AMENDMENT SHALL BE
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS; PROVIDED, HOWEVER, THAT THE IMMUNITIES AND STANDARD OF CARE OF THE TRUSTEE IN THE ADMINISTRATION OF THE TRUST HEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.


SECTION 7. Defined Terms and Section References.
Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement. All Section or subsection references herein shall mean Sections or subsections of the Pooling and Servicing Agreement, except as otherwise provided herein.

		IN WITNESS WHEREOF, the Seller, the Servicer and the Trustee have caused this Fourth Amendment to be duly executed by their respective officers as of the day and year first above written.

						MBNA AMERICA BANK,
						  NATIONAL ASSOCIATION,
						  Seller and Servicer

						By:____________________________
	   Name:	Jerry M. Hamstead
	   Title:	Senior Vice President


						THE BANK OF NEW YORK,
						  Trustee


						By:_______________________________
	   					   Name:
						   Title:

(..continued)



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DOCSDC1:111723.3
7873-105 MJM 	2